Exhibit 10(i)

RAVEN INDUSTRIES, INC.

2001 Change of Control Severance Benefit Plan (revised 02/01/04)

     Raven Industries, Inc., a South Dakota corporation (the “Plan Sponsor”) establishes this 2001 Change of Control Severance Benefit Plan effective February 1, 2002 (the “Effective Date”).

Article I

Purpose

     The Plan Sponsor establishes this Plan to provide specified severance payments and benefits for certain eligible employees of the Plan Sponsor and its United States subsidiaries (collectively, the “Employers”) upon a “Change of Control” of the Plan Sponsor. The primary purpose of such severance payments is to protect those employees against some of the financial losses that may result from a period of unemployment resulting from the involuntary termination of their employment following a Change of Control of the Plan Sponsor for certain reasons specified in this Plan.

Article II

Definitions

     2.1 “Plan” means Raven Industries, Inc.’s 2001 Raven Industries Change of Control Severance Benefit Plan established by the Plan Sponsor pursuant to this instrument as of the Effective Date.

     2.2 “Effective Date” means February 1, 2002, the first date on which this Plan is effective. The provisions of this Plan shall apply solely to an Employee whose Separation from Service occurs on or after the Effective Date of this Plan. If an Employee’s Separation from Service occurs prior to the Effective Date of this Plan, that Employee shall be not be entitled to any benefits under the Plan.

     2.3 “Plan Sponsor” means Raven Industries, Inc., a South Dakota corporation, and any successor that adopts this Plan.

     2.4 “Board” means the Board of Directors of the Plan Sponsor.

     2.5 “Change of Control” means and includes any of the following:

          (a) “Any person” or “group” (as those terms are defined by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated from time to time thereunder) is or becomes, on or after the Effective Date, the “beneficial owner” (as defined by Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Plan Sponsor representing thirty percent (30%) or more of the voting power of then outstanding securities of the Plan Sponsor, unless such acquisition was approved by the Board.

          (b) The individuals who, as of the date hereof, are members of the Board (the “Existing Directors”), cease, on or after the Effective Date, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of the Plan Sponsor as determined in the manner prescribed in the Plan Sponsor’s Articles of Incorporation and Bylaws (each as amended); provided, however, that if the appointment, or the election, or nomination for election, by the Plan Sponsor’s stockholders of any new director, was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest (as described in Rules 14a-11 or 14a-12(c) promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest.

     2.6 “Employer” means, individually, the Plan Sponsor and any subsidiary corporations controlled by the Plan Sponsor, except any corporation that does not employ any employees in the United States of America. If any Employer ceases to be controlled by the Plan Sponsor, or substantially all of an Employer’s business assets are sold or otherwise transferred to a party that is not or does not immediately become a participating Employer, the Employer undergoing such change shall automatically cease to be an Employer under this Plan.

     2.7 “Plan Administrator” means the Plan Sponsor or the individual or individuals appointed by the Plan Sponsor under Section 7.1.

     2.8 “Employee” means an employee of an Employer, excluding any employee who is employed primarily outside the United States of America and is not a United States citizen.

     2.9 “Participant” means an Employee who is eligible to participate in the Plan under the terms and conditions of Article III.

     2.10 “Regular Compensation” means weekly cash compensation (of the type reflected on the Participant’s W-2 form for a calendar year); including (a) any base salary or hourly wage paid for the most recent week, (b) the average of any bonuses, commissions and incentives paid on a weekly basis over the last complete four weeks; and (c) including in both of the preceding clauses any Elective Contributions that could have been received as Regular Compensation for the applicable periods; but excluding any bonuses, commissions and other incentive pay paid more often than weekly, pay for overtime, gains from stock options or restricted stock, any reimbursements or other expense allowances, moving expenses, deferred compensation payments and fringe benefits (cash and non-cash).

     2.10 “Elective Contributions” are amounts excludible from the Employee’s gross income under Code §§125, 402(a)(8), or 402(h) or an individual written agreement to defer compensation; and contributed by the Employer (at the Employee’s election) to a Code § 401(k) arrangement, a Code § 125 cafeteria plan or a non-qualified deferred compensation arrangement.

     2.11 “Code” means the Internal Revenue Code of 1986, as amended.

     2.12 “Year of Service” means each calendar year in which the Participant completes at least 2,000 hours of Service.

     2.13 “Service” means any period of time the Employee is in the employ of an Employer, including any period the Employee is on a paid leave of absence, but excluding any service for an Employer before it is acquired by the Plan Sponsor or after the Employer ceases to participate in this Plan.

     2.14 “Separation from Service” means the Employee ceases to have any common-law employment relationship with an Employer; and includes (a) a mutual agreement to terminate such employment, and (b) the Employee’s death, voluntary resignation or involuntary discharge by the Employer for any reason whatsoever. However, an Employee does not incur a Separation from Service if he or she remains an Employee of an Employer when it ceases to be a participating Employer.

     2.15 “Disability” means the Participant, because of a physical or mental disability, is unable to perform the essential duties of his or her customary position of employment (or is unable to engage in any substantial gainful activity); even if reasonable accommodation is provided (unless such accommodation would cause the Employer to incur undue hardship); and such disability is likely to continue for an indefinite period of time. The determination of disability shall be made by the Plan Administrator in its sole and absolute discretion.

     2.16 “Good Cause” means, with respect to a Participant, (a) failure to perform the material duties of the Participant’s employment, (b) any dishonesty or the commission of a misdemeanor adversely affecting any interest of an Employer (or any employees, suppliers or customers of an Employer); (c) the commission of a felony; (d) other conduct directly harmful to the interests of any Employer; (e) a material violation of any provision of an employment contract with the Employer; and (f) while employed by an Employer, being engaged in any occupation (financially or otherwise) in a business that is in competition either directly or indirectly with any Employer. The determination of Good Cause shall be made by the Participant’s Employer in its reasonable discretion.

Article III

Participation

     3.1 Eligibility. Each Employee of an Employer classified as a Division Vice-President/General Manager (Vice President—Administration, by November 21, 2003 amendment) or Subsidiary President is eligible to participate in this Plan.

     3.2 Excluded Employees. An Employee is an “Excluded Employee” if he or she is employed in one of the following classifications:

          (a) for an Employer that is no longer a participating Employer under this Plan; or

          (b) as a member of a collective bargaining unit, unless the collective bargaining agreement provides otherwise. An Employee is a member of a collective bargaining unit if he or she is included in a unit of employees that is represented by a labor organization for purposes of collective bargaining.

     If a Participant has not incurred a Separation from Service, but becomes an Excluded Employee, then during the period such individual is an Excluded Employee, he or she shall cease to be a Participant and shall not be eligible for any benefits under this Plan. However, during such period of exclusion, the former Participant will continue to receive credit for each Year of Service with a participating Employer, without regard to employment classification.

     If an Excluded Employee who is not a Participant becomes eligible to participate in the Plan by reason of a change in employment classification, he or she will participate in the Plan immediately if he or she has satisfied the eligibility conditions of Section 3.1 and would have been a Participant had he or she not been an Excluded Employee during his excluded period of Service. Furthermore, the Plan takes into account all of the Participant’s Years of Service with any participating Employer as an Excluded Employee.

     3.3 Effect of Separation from Service. If a Participant has a Separation from Service and is eligible for any benefits under this Plan as a result of that Separation from Service, he or she remains a Participant until his or her Employer has completed payment of any benefits due the Participant under this Plan, at which time he or she ceases to have any further interest in the Plan.

Article IV

Severance Benefits

     4.1 Reasons for Payment of Severance Benefits. If a Participant’s “Qualified Discharge from Service” (as defined in Section 4.2) he or she shall be entitled to receive from his or her Employer the severance benefits set forth in Section 4.3.

     4.2 Definition of Qualified Discharge from Service. For purposes of this Plan, the term “Qualified Discharge from Service” means a Separation from Service resulting from the Employer’s involuntary discharge of the Employee for any reason other than the Employee’s death, Disability or Good Cause within the 1-year period following a Change of Control; and shall include a mutual agreement to terminate such employment if the agreement is initiated by the Employer for a reason that is acceptable for a Qualified Discharge from Service.

     However, a Participant’s Separation from Service shall not be a Qualified Discharge from Service if the Employer offers the Participant another position of employment for which he or she is qualified, at the same location (or a location within a reasonable commuting distance from the facility at which the Participant has been working) and without any interruption or reduction in Regular Compensation due to that event, and the Participant does not accept the offer within a reasonable time.

     4.3 Schedule of Benefits. If a Participant is eligible to receive a severance benefit under Section 4.1 as a result of a Qualified Discharge from Service, the Participant shall be entitled to receive the following severance benefits:

(a)	The Participant’s accrued, but unused vacation through the effective date of the Qualified Discharge from Service;

(b)	One and one-half (1½) weeks of the Participant’s Regular Compensation for each Year of Service; provided, however, that each Participant shall be deemed to have a minimum of [three (3)] Years of Service; provided further, however, that the benefits to be paid under this paragraph (c) shall not extend for more than [12] months from the effective date of the Qualified Discharge from Service on or before the fifth (5th) day following the date of termination;

(c)	Continuation of the Participant’s then-existing health insurance benefits through the last day of the month in which benefits are paid to the Participant under paragraphs (a) and (b) of this Section 4.3; provided, however that such benefits shall not extend beyond 1 year from the effective date of the Qualified Discharge from Service.]

     Notwithstanding the preceding benefit schedule, any amount of cash severance benefits otherwise payable to a Participant under this Plan shall be reduced by the amount of any cash severance benefits required to be paid by any of the Employers to the Participant under a written employment contract between the Employer and the Participant.

     4.5 Death of a Participant. If a Participant dies after a Separation from Service that entitles him or her to receive severance benefits under this Plan, but before those benefits are paid in full or forfeited, the Participant’s Employer shall make any remaining payments to the Participant’s surviving spouse. If the deceased Participant has no surviving spouse, the Employers are relieved of any responsibility to make any further severance payments under this Plan with respect to the Participant and any unpaid severance benefits otherwise due the deceased Participant shall be forfeited.

Article V

Benefits Not Funded

     A Participant’s interest in the Plan is an unsecured forfeitable claim against the general assets of the Participant’s Employer; and no Participant or spouse has any right to any benefit under the Plan until the Plan has distributed the benefit.

Article VI

Claims Procedures

     6.1 Claims. A Participant or a spouse beneficiary (a “Claimant”) may file with the Plan Administrator a written claim for Plan benefits, if the Claimant believes the distribution procedures of the Plan have not provided him or her with the proper benefit under the Plan. The Plan Administrator must render a decision on the claim within 60 days of the Claimant’s written claim for benefits.

     The Plan Administrator must provide adequate notice in writing to any Claimant whose claim for Plan benefits has been denied by the Plan Administrator. The Plan Administrator’s notice to the Claimant must set forth:

(a)	The specific reason for the denial;

(b)	Specific references to pertinent Plan provisions on which the Plan Administrator based its denial;

(c)	A description of any additional material and information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and

(d)	That any appeal the Claimant wishes to make of the adverse decision must be made in writing to the Plan Administrator within 75 days after the Claimant receives the Plan Administrator’s notice that the claim is denied. The Plan Administrator’s notice must further advise the Claimant that his of her failure to appeal the decision to the Plan Administrator in writing within the 75-day period will render the Plan Administrator’s determination final, binding and conclusive.

     6.2 Appeal of a Denied Claim. If the Claimant appeals to the Plan Administrator, the Claimant (or his or her duly authorized representative) may submit, in writing, whatever issues and comments the Claimant (or his or her duly authorized representative) feels are pertinent. The Claimant or his or her duly authorized representative may review pertinent Plan documents.

     Upon receipt of an appeal, The Plan Administrator will re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Plan Administrator must advise the Claimant of its decision within 60 days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day limit unfeasible, but in no event may the Plan Administrator render a decision respecting a denial for a claim for benefits later than 120 days after its receipt of a request for review.

Article VII

Plan Administration

     7.1 Administration. The Plan shall be administered by the Plan Sponsor, except to the extent it delegates certain matters to one or more individuals appointed to act as the Plan Administrator, or to other Employers. The Plan Sponsor shall bear all administrative costs of the Plan, unless it obtains reimbursement from the other Employers.

     If the Plan Sponsor does not appoint a Plan Administrator, the Plan Sponsor shall act as the Plan Administrator.

     7.2 Powers of Plan Administrator. Except for any discretionary matters to be determined by the Employers under this Plan, the Plan Administrator shall have all powers necessary to administer the Plan, including without limitation the following powers:

(a)	to interpret the provisions of the Plan;

(b)	to establish and revise the method of accounting for the Plan and to maintain the accounts; and

(c)	to prescribe rules and any forms required to administer the Plan.

     7.3 Actions of the Employers and Plan Administrator. All determinations, interpretations, rules and decisions of the Plan Sponsor, any other Employer or the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

     7.4 Delegation. The Plan Sponsor shall have the power to delegate specific duties and responsibilities to the Plan Administrator, other officers or other employees of the Plan Sponsor, or any Employer or other individuals or entities. Any delegation by the Plan Sponsor may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Plan Sponsor at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

     7.5 Records and Reports. The Plan Administrator shall distribute to each Participant a current summary description of this Plan. The Plan Sponsor, those to whom the Plan Sponsor has delegated duties under the Plan and the other Employers shall keep records of all their proceedings and actions and shall maintain books of account, records and other data as shall be necessary for the proper administration of the Plan in compliance with applicable law.

     The Plan Administrator shall make any reports or returns required under applicable laws or regulations.

     7.6 Finances. The costs of the Plan shall be borne entirely by the Employers as provided herein.

Article VIII

Amendment and Termination

     8.1 Amendment. The Plan Sponsor reserves the right to amend or to terminate the Plan at any time by resolution of its Board. The Board will determine the effective date of any amendment.

     8.2 No Rights to Employment or Future Benefits. This Plan does not confer any right to future employment by the Participant. Benefits under the Plan are not vested and are completely forfeitable.

Article IX

Miscellaneous

     9.1 Benefits Not Assignable. No Participant or spouse beneficiary may assign, transfer or pledge any benefits under this Plan. Any attempt to assign, transfer or pledge any benefits under this Plan shall be void.

     9.2 Benefit. This Plan is binding upon and benefits each of the Employers, its successors and assigns; and each Participant and his or her surviving spouse (if any), heirs and legal representatives.

     9.3 Withholding and Payroll Taxes. The Employers may withhold the appropriate payroll taxes from any severance payments made under this Plan.

     THIS PLAN has been duly adopted by the Plan Sponsor, on behalf of the Employers, on this       day of      , 200   , but effective only as of the Effective Date.

Raven Industries, Inc.
By:
Ronald M. Moquist
Its: President and Chief Executive Officer